EXHIBIT 99.1

AMERICAN COMMERCIAL LINES INC.	Contact: Christopher A. Black
Sr. Vice President and Chief Financial Officer
(812) 288-1836
FOR IMMEDIATE RELEASE
American Commercial Lines Closes the Sale of its Venezuelan Operations
Jeffersonville, Indiana (October 27, 2006) — American Commercial Lines Inc. (NASDAQ: ACLI) (“ACL” or the “Company”) announced today that it has closed the previously announced sale of its interest in ACBL Venezuela, LTD and GMS Venezuela, C.A. (the “Venezuelan Operations”). The sale results in the divestiture of the Company’s barge, towboat and related assets that were used to provide barging services on the Orinoco River in Venezuela. The sales proceeds are approximately thirty-two million United States dollars (US $32,000,000), subject to post-closing adjustments. The ownership interest was sold to a consortium of businessmen.
Commenting on the agreement, Richard A. Mitchell, Jr., Senior Vice President, Corporate Strategy stated, “We are very pleased that this transaction is complete. We will now focus our efforts on the many opportunities for domestic growth. We wish to express our gratitude to the hardworking personnel in Venezuela who provided years of dedicated service and support.”
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately 2,600 employees and revenues of more than $740 million as of December 31, 2005. For more information about ACL generally, visit www.aclines.com.
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Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of American Commercial Lines Inc. Risks and uncertainties are detailed from time to time in American Commercial Lines Inc.’s and its subsidiaries’ filings with the SEC, including the Form 10-K for the year ended December 31, 2005 and the most recently filed Form 10-Q. American Commercial Lines Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.